SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): May 26, 2006

Hemcure, Inc.
(Exact name of registrant as specified in charter)

Minnesota
(State or other jurisdiction of incorporation)

000-51543	84-0916792
(Commission File Number)	(IRS Employer Identification No.)

5353 Manhattan Circle
Suite 101
Boulder, Colorado	80303
(Address of principal executive offices)	(Zip Code)

        (303) 499-6000
(Issuer's Telephone Number)

         Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT

On May 26, 2006, Synergy Business Consulting, LLC, a Delaware limited liability company (the “Purchaser”), entered into a Stock Purchase Agreement, with Alan Goldstone (“Goldstone”), Michael Friess (“Friess”), Dave Lilja (“Lilja”), and Sanford Schwartz (“Swartz”; Goldstone, Friess, and Lilja each a “Seller” and collectively the “Sellers”), pursuant to such agreement, the Sellers sold in the aggregate 7,218,750 (2,187,500 from Goldstone; 2,406,250 from Schwartz; 2,187,500 from Friess; and 437,500 from Lilja) shares of Common Stock of Hemcure, Inc., a Minnesota corporation (the “Company”), collectively representing approximately 73.20% of the total issued and outstanding shares of Common Stock of the Company. The total purchase price for the shares referenced above (the “Shares”) was $525,000.00 (Five Hundred Twenty-Five Thousand Dollars).

The Purchaser used its own working capital to purchase the Shares.

Neither the Purchaser nor any of its affiliates have any relationship with the Seller or any of its affiliates other than with respect to the Stock Purchase Agreement. There were no arrangements or understandings among members of both the former and new control groups and their associates with respect to election of directors or other matters.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Effective May 26, 2006, Sanford Schwartz resigned as Director of the Company.

Effective May 26, 2006, John Venette resigned as Director and Secretary, Treasurer, and Chief Financial Officer of the Company. Michael Friess, the then sole remaining Director of the Company, appointed Bartly J. Loethen, to replace Mr. Venette as a Director of the Company.

Effective May 30, 2006, Michael Friess resigned as Director and CEO/President of the Company and was replaced by Bartly J. Loethen. Mr. Loethen was also appointed as Secretary, Treasurer, and Chief Financial Officer of the Company.

Bartly J. Loethen is also a majority-owner and manager of Synergy Business Consulting, LLC.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits
   None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMCURE, INC.

By /s/ Bartly Loethen
Name: Bartly Loethen
Title: Chief Executive Officer and President

Dated: May 31, 2006